SCHEDULE 14A
                               (Rule 14a-101)
                  Information Required In Proxy Statement
                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934

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                               DESIGNS, INC.
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          (Name of Registrant as Specified In Its Charter)


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(Name of Person(s) Filing Proxy Statement if other than the Registrant)




                            [Designs, Inc. Logo]



                                                December 29, 1998



DEAR FELLOW STOCKHOLDER:

      You may recently have received consent solicitation material from a dissident stockholder called Jewelcor Management, Inc., a corporation controlled by a Florida investor named Seymour H. Holtzman. Mr. Holtzman is seeking your consent to remove, without cause, five of the six members of your Board of Directors and to replace them with his own nominees.

      We are writing you today to provide some information which we believe will be important to you. Your Board has formed a special committee of independent outside directors and retained the investment banking firm of Shields & Company, Inc. for the purpose of evaluating and recommending alternatives for maximizing stockholder value in the near term, including a possible sale of the Company. Among other things, representatives of Shields & Company, Inc. are in contact with parties who have already expressed an interest in the Company, and they have targeted and will be contacting others who they believe to be potentially interested in acquiring the Company.

      DON'T LET JEWELCOR DEPRIVE YOU OF THE VALUE OF YOUR INVESTMENT.

      The Special Committee has considered the Holtzman Group's proposals and believes that your Board and current management are in the best position to increase stockholder value for the following reasons:

      - Changing your Board will lead to disruption in the operations of the Company -- at a time when your Board needs to lessen disruption to preserve stockholder value.

      - A change in control of your Board, as contemplated by Mr. Holtzman, would be an event of default and cause the Company's $10 million outstanding revolving credit with BankBoston Retail Finance, Inc. to become due and payable at BankBoston's option. In the past, Jewelcor, Inc., a company run by Holtzman, filed for bankruptcy, and The First National Bank of Boston, an affiliate of BankBoston Retail Finance, was owed about $100 million by Jewelcor at the time of the bankruptcy.

      - In light of BankBoston's past experience with Jewelcor, Inc., we believe that if the Holtzman Group obtains control of your Board, BankBoston would seek to accelerate payment of the Company's loan, which would have an adverse effect on the Company's working capital.

      - Levi Strauss & Co. is a very significant relationship, but continuation of that relationship is not guaranteed if there were a transfer of control of the Company. Your Board believes that the Levi Strauss & Co. relationship will be very important to any purchaser of the Company and that it is in the best position to manage that relationship.

      - The Holtzman Group expects Stanley Berger to preserve the Levi Strauss & Co. relationship. It has been years, in our view, since Mr. Berger has played any meaningful role in the Company's relationship with Levi Strauss & Co.

      You can reject Jewelcor and its efforts to take control of your Company. Simply be sure not to sign Jewelcor's WHITE consent card. If you have already signed a WHITE consent card, you can easily revoke that consent by signing, dating and mailing the enclosed BLUE consent revocation card immediately.

      You can act today to protect your investment in the Company. Whether or not you have previously signed Jewelcor's WHITE consent card, please sign and date the enclosed BLUE Consent Revocation Card and return it in the enclosed postage-paid envelope. The Holtzmans are trying to stampede you and your fellow stockholders into acting immediately, so it is important that you send in the BLUE Consent Revocation Card today!




      Thank you for your continued trust and support,


                                    Sincerely,


                                    /s/ James G. Groninger
                                    ---------------------------------
                                    James G. Groninger
                                    Chairman of the Special Committee


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         OF CONSENT OR REQUIRE ANY ASSISTANCE,
                         PLEASE CALL:

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